UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2011

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.

South San Francisco, California 94080

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 18, 2011 Frances K. Heller, Executive Vice President, Business Development of Exelixis, Inc. (the “Company”), and the Company mutually agreed that Ms. Heller’s last day of employment with the Company would be July 18, 2011 (the “Separation Date”).

(e) On July 18, 2011, the Company and Ms. Heller entered into a Separation Agreement and Release (the “Separation Agreement”) pursuant to which, in exchange for Ms. Heller’s full general release of claims, the Company agreed (i) to make a cash severance payment to Ms. Heller in the amount of 6 months of Ms. Heller’s base salary, less required withholdings, (ii) to make a $146,000 cash payment, less required withholdings, to Ms. Heller as a transition payment, (iii) to pay the COBRA premiums necessary to continue Ms. Heller’s current health insurance coverage until the earlier of 12 months after the Separation Date or such time as Ms. Heller becomes eligible for similar health insurance through another employer and (iv) that Ms. Heller will be entitled to exercise vested stock options previously granted to Ms. Heller under the Company’s equity incentive plans until the earlier of January 31, 2012 and the original expiration date of each option, subject to extension to reflect certain trading restrictions that may be placed by the Company on Ms. Heller’s ability to sell the Company’s common stock. The Separation Agreement will become effective on the eighth day following Ms. Heller’s execution thereof, unless revoked by Ms. Heller prior thereto.

The foregoing summary of the Separation Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2011	EXELIXIS, INC.

/s/ James B. Bucher

Vice President, Corporate Legal Affairs and Secretary